Exhibit 99.1

MATERION CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

MAYFIELD HEIGHTS, Ohio - February 26, 2014 - Materion Corporation (NYSE:MTRN) today reported fourth quarter and full-year 2013 results.

▪
The Company today filed a current report on Form 8-K identifying a procedural error in the recording of the results of the Company’s second and third quarter 2013 physical inventory counts. Results for the quarterly and year-to-date periods ending June 28, 2013 and September 27, 2013 will be restated

▪	Fourth quarter 2013 GAAP earnings were $0.18 per share, stronger than the Company’s previously provided guidance of $0.05 to $0.10 per share

▪
Excluding the previously announced costs related to facility and product line rationalizations, fourth quarter adjusted earnings were $0.34 per share, also stronger than the Company’s previously provided guidance of $0.20 to $0.25 per share and sequentially stronger than third quarter 2013 earnings by $0.10 per share

▪	Earnings for the full-year 2014 are expected to be well above those for the full-year 2013 and in the range of $1.75 to $1.95 per share, consistent with previous guidance

CURRENT REPORT ON FORM 8-K

During the year-end review and evaluation of the Company’s regular fourth quarter physical inventory results, a procedural error was identified related to the utilization of a new report from the Company’s enterprise-wide software system. This error first occurred in the recording of the results of the Company’s second quarter 2013 physical inventory count and had gone undetected by the Company’s review processes since then. As a result, operating results of the Company’s Buffalo, New York-based precious metal facility appeared to be within normal tolerance ranges and expectations while they were not.

At this time, the Company believes that the error understated the Company’s book-to-physical adjustment and therefore understated cost of sales for the three months ended June 28, 2013 and for the three months ended September 27, 2013. As a result, second quarter net income was overstated by approximately $4.8 million, or $0.23 per share. Third quarter net income was overstated by approximately $0.1 million, which did not affect reported EPS. A table attached to this press release summarizes the restated quarterly and year-to-date financial information, which is subject to change pending the finalization of the audit.

Over the past several years, the Company has been engaged in several initiatives to improve its internal practices. One such initiative has been the installation of enterprise-wide software systems to upgrade and monitor processes, provide better management information, lower operating costs and improve controls. The implementation of these systems is complete at the majority of facilities and leads to a more robust control environment.

STOCK REPURCHASES

On January 14, 2014, the Company announced an authorization to repurchase up to $50.0 million of the Company’s common stock. The Company has initiated repurchases under this authorization and, at this time, intends to continue repurchasing shares utilizing various methods, including open market repurchases, subject to market and other conditions.

FOURTH QUARTER 2013 RESULTS

Sales for the fourth quarter were $286.1 million compared to sales of $303.8 million for the fourth quarter of 2012. Value-added sales (sales less pass-through metals as defined in attachment 4) for the fourth quarter were $157.2 million, up approximately 4% compared to value-added sales of $151.3 million for the fourth quarter of 2012. Sequentially, value-added sales were up approximately 6% compared to third quarter 2013 value-added sales of $148.1 million.

The increase in value-added sales when comparing to the prior-year fourth quarter is primarily due to stronger business levels in the medical, consumer electronics and energy markets. When comparing sequentially to the third quarter, the increase is a result of improving conditions in the Company’s defense and science, consumer electronics, industrial components and commercial aerospace, telecommunications infrastructure and energy markets.

Net income for the fourth quarter was $3.8 million, or $0.18 per share, diluted. This compares to net income of $2.5 million, or $0.12 per share, diluted, for the fourth quarter of the prior year. Excluding the previously announced costs related to facility and product line rationalizations, fourth quarter adjusted earnings were $0.34 per share, also stronger than the Company’s previously provided guidance of $0.20 to $0.25 per share and sequentially stronger than third quarter 2013 earnings by $0.10 per share.

Sales for the full-year 2013 were $1.2 billion compared to sales of $1.3 billion for 2012. Value-added sales for 2013 were $609.1 million compared to $615.6 million for 2012, a decrease of 1%. Net income for the full year was $19.7 million or $0.94 per share, diluted, compared to net income of $24.7 million or $1.19 per share for 2012. Excluding the aforementioned fourth quarter facility and product line rationalization costs, net income for the full year was $23.1 million, or $1.10 per share.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

Advanced Material Technologies’ sales for the fourth quarter of 2013 were $178.1 million, which compares to sales of $193.6 million in the fourth quarter of 2012. Value-added sales were $68.4 million in the fourth quarter 2013, up 10% compared to $62.1 million in the fourth quarter of 2012. The increase was attributable to stronger demand from the medical and consumer electronics markets and phosphors and other non-precious metal alloys used in LED applications. This strength was, in part, offset by weaker demand from defense and telecommunications infrastructure product applications.

The operating loss for the fourth quarter of 2013 was $0.5 million, compared to an operating loss of $5.3 million for the fourth quarter of 2012. The aforementioned facility and product line rationalization costs negatively impacted the quarter by $4.5 million. The operating profit, excluding these costs, was $4.0 million for the fourth quarter of 2013.

Performance Alloys

Performance Alloys' sales for the fourth quarter of 2013 were $73.8 million compared to the fourth quarter of 2012 sales of $76.0 million. Value-added sales for the fourth quarter of 2013 were $59.8 million compared to $61.3 million for the fourth quarter of 2012. The slight decrease in value-added sales is a result of weaker demand in automotive electronics and telecom infrastructure. Growth from the consumer electronics, industrial components and commercial aerospace and energy markets helped offset the decline. Sequentially, value-added sales were up 4% when comparing to the third quarter of 2013.

Operating profit for the fourth quarter of 2013 was $4.7 million, compared to an operating profit of $5.7 million in the fourth quarter of 2012. Sequentially, operating profit was 5% above the third quarter of 2013 operating profit of $4.5 million. Operating profit in the fourth quarter was negatively impacted by manufacturing yields and performance. Manufacturing performance did improve by the end of the fourth quarter and it is anticipated that the yields will return to historical levels in the second quarter of 2014.

Beryllium and Composites

Beryllium and Composites' sales for the fourth quarter of 2013 were $19.1 million, up 13% compared to sales of $16.9 million in the four quarter 2012. Beryllium and Composites does not directly pass through changes in the costs of its materials sold, and, therefore, value-added sales for this segment are the same as sales. Sequentially, sales were approximately 40% above the third quarter 2013 levels as the backlog was shipped.

The operating profit for the fourth quarter of 2013 was $0.2 million, compared to an operating loss of $0.1 million for the fourth quarter of 2012. At quarter end, the pebble plant was operating at targeted ramp-up production levels. Sequentially, operating profit improved $3.5 million when compared to the third quarter of 2013.

Technical Materials

Technical Materials’ sales for the fourth quarter of 2013 were $15.2 million, compared to $17.3 million for the same period of last year. Value-added sales were $10.0 million in the fourth quarter 2013, compared to $11.0 million for the fourth quarter of 2012. Sequentially, value-added sales were up 7% from the third quarter value-added sales of $9.3 million.

Operating profit for the fourth quarter of 2013 was $1.7 million, compared to an operating profit of $1.6 million for the same period of last year. Most of the improvement in operating profit is due to improved manufacturing efficiencies and a favorable product mix offset, in part, by the impact of the lower sales volume. Operating profit margins as a percentage of value-added sales improved to 17% from 15% in the prior year.

OUTLOOK

Entering 2014, business levels are up by approximately 10% compared to the beginning of 2013. While order entry is stronger coming into the year, earnings for the first quarter of 2014 will be negatively impacted by approximately $0.10 per share due to weather-related facility shutdowns and production curtailments.

The facility and product rationalization initiatives taken during 2013 are expected to provide up to a $0.30 per share benefit in 2014. The full impact on earnings from these initiatives is expected to be visible by the second quarter. The new beryllium pebble plant, which endured significant start-up and ramp-up issues throughout the prior year, continues to ramp-up at a sufficient pace to support anticipated increased business levels in 2014. These factors, plus the benefits from our new product pipeline, should result in a sequentially stronger second quarter in 2014 when compared to the first quarter and a stronger second half. Therefore, earnings for the full-year 2014 are expected to be well above 2013 and in the range of $1.75 to $1.95 per share, consistent with previous guidance.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “2013 presented us with several challenges including the production ramp-up and operation of the beryllium pebble plant, facility and product rationalization actions and an inventory adjustment and related restatement of earnings. A significant effort was undertaken to resolve the above issues, and I am confident that we are well positioned for a substantial improvement in earnings for 2014. We are well positioned in our markets and remain committed to the long-term growth of this Company and enhancing shareholder value.”

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 9:00 a.m. Eastern Time, February 27, 2014. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778, callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until March 14, 2014 by dialing (877) 660-6853 or (201) 612-7415; please reference Conference ID Number 13575400. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

▪	Actual sales, operating rates and margins for 2013 and 2014;

▪
Our ability to strengthen our internal control over financial reporting and disclosure controls and procedures, particularly in light of the matters disclosed in this earnings release as well as in the Form 8-K that was filed on February 26, 2014;

▪	The finalization of our review of the procedural error in our physical inventory count in 2013, including the determination of the impact on affected periods;

▪
Uncertainties relating to the fourth quarter 2012 physical inventory and possible theft at our Albuquerque, New Mexico facility, including (i) the costs and outcome of our investigations and (ii) the timing and amount, if any, of any insurance proceeds that we might receive;

▪	The global economy;

▪	The impact of the U.S. Federal Government shutdowns and sequestrations;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components and commercial aerospace, defense and science, automotive electronics, medical, energy and telecommunications infrastructure;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in integrating acquired businesses;

▪	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

▪	Our success in completing the announced facility consolidations and the product line rationalizations and achieving the expected benefits;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;

▪	The availability of adequate lines of credit and the associated interest rates;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand; and

▪	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

###

Investor Contact:	Media Contact:

Michael C. Hasychak	Patrick S. Carpenter
(216) 383-6823	(216) 383-6835
mike.hasychak@materion.com	patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g

Attachment 1
Materion Corporation
Consolidated Statements of Income
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
(In thousands except per share amounts)	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Net sales	$286,138	$303,759	$1,166,882	$1,273,078
Cost of sales	236,974	259,787	978,904	1,074,295
Gross margin	49,164	43,972	187,978	198,783
Selling, general and administrative expense	35,343	34,955	133,253	133,893
Research and development expense	3,531	3,196	13,432	12,505
Other — net	4,870	4,763	14,462	15,609
Operating profit	5,420	1,058	26,831	36,776
Interest expense — net	680	837	3,036	3,134
Income before income taxes	4,740	221	23,795	33,642
Income tax expense (benefit)	965	(2,282)	4,088	8,978
Net income	$3,775	$2,503	$19,707	$24,664

Basic earnings per share:
Net income per share of common stock	$0.18	$0.12	$0.96	$1.21

Diluted earnings per share:
Net income per share of common stock	$0.18	$0.12	$0.94	$1.19

Cash dividends per share	$0.080	$0.075	$0.315	$0.225

Weighted-average number of shares of common stock outstanding
Basic	20,627	20,436	20,571	20,365
Diluted	20,946	20,692	20,895	20,754

Attachment 2
Materion Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands)	Dec. 31, 2013	Dec. 31, 2012
Assets
Current assets
Cash and cash equivalents	22,774	$16,056
Accounts receivable	112,767	126,482
Other receivables	245	405
Inventories	213,392	206,125
Prepaid expenses	36,083	41,685
Deferred income taxes	9,566	10,236
Total current assets	394,827	400,989

Long-term deferred income taxes	4,672	19,946
Property, plant and equipment	782,879	779,785
Less allowances for depreciation, depletion and amortization	(520,986)	(507,243)
Property, plant and equipment—net	261,893	272,542
Intangible assets	24,248	28,869
Other assets	3,874	3,818
Goodwill	88,753	88,753
Total assets	$778,267	$814,917

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$35,566	$49,432
Accounts payable	36,556	42,281
Other liabilities and accrued items	56,737	55,811
Unearned revenue	479	1,543
Total current liabilities	129,338	149,067

Other long-term liabilities	16,533	16,173
Retirement and post-employment benefits	80,275	125,978
Unearned income	56,490	61,184
Long-term income taxes	1,576	1,510
Deferred income taxes	1,468	1,130
Long-term debt	29,267	44,880
Shareholders’ equity	463,320	414,995
Total liabilities and shareholders’ equity	$778,267	$814,917

Attachment 3
Materion Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
(In thousands)	2013	2012
Cash flows from operating activities:
Net income	$19,707	$24,664
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	41,649	37,046
Amortization of deferred financing costs in interest expense	679	649
Stock-based compensation expense	5,741	5,889
Deferred tax (benefit) expense	(2,443)	(2,461)
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	11,956	(8,913)
Decrease (increase) in other receivables	160	4,197
Decrease (increase) in inventory	(8,241)	(18,880)
Decrease (increase) in prepaid and other current assets	6,647	483
Increase (decrease) in accounts payable and accrued expenses	(7,414)	1,472
Increase (decrease) in unearned revenue	(1,389)	(1,491)
Increase (decrease) in interest and taxes payable	2,391	(2,324)
Increase (decrease) in long-term liabilities	6,879	(5,053)
Other-net	(400)	3,342
Net cash provided from operating activities	75,922	38,620
Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(27,848)	(34,088)
Payments for mine development	(4,776)	(10,573)
Reimbursements for capital spending under government contract	—	991
Payments for purchase of business net of cash received	—	(3,894)
Proceeds from sale of property, plant and equipment	22	—
Other investments-net	15	4,201
Net cash (used in) investing activities	(32,587)	(43,363)
Cash flows from financing activities:
Proceeds from issuance (repayment) of short-term debt	(13,692)	8,594
Proceeds from issuance of long-term debt	70,423	32,403
Repayment of long-term debt	(86,036)	(27,986)
Principal payments under capital lease obligations	(657)	(749)
Cash dividends paid	(6,497)	(4,615)
Deferred financing costs	(1,587)	—
Repurchase of common stock	—	(119)
Issuance of common stock under stock option plans	1,163	158
Tax benefit from stock compensation realization	711	817
Net cash (used in) provided from financing activities	(36,172)	8,503
Effects of exchange rate changes	(445)	41
Net change in cash and cash equivalents	6,718	3,801
Cash and cash equivalents at beginning of period	16,056	12,255
Cash and cash equivalents at end of period	$22,774	$16,056

Attachment 4
Materion Corporation
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Fourth	Fourth	Third
(In thousands)	Quarter 2013	Quarter 2012	Quarter 2013	2013	2012
Sales
Advanced Material Technologies	$178,082	$193,590	$176,294	$744,240	$847,835
Performance Alloys	73,754	76,014	69,578	292,189	292,448
Beryllium and Composites	19,144	16,881	13,685	61,338	59,983
Technical Materials	15,158	17,274	15,877	69,115	72,733
All Other	—	—	—	—	79
Total	$286,138	$303,759	$275,434	$1,166,882	$1,273,078

Less: Pass-through Metal Cost
Advanced Material Technologies	109,717	131,463	108,554	474,280	569,327
Performance Alloys	14,000	14,760	12,211	57,011	60,810
Beryllium and Composites	—	—	—	—	—
Technical Materials	5,200	6,232	6,600	26,500	27,380
All Other	—	—	—	—	—
Total	$128,917	$152,455	$127,365	$557,791	$657,517

Value-added Sales (non-GAAP)
Advanced Material Technologies	68,365	62,127	67,740	269,960	278,508
Performance Alloys	59,754	61,254	57,367	235,178	231,638
Beryllium and Composites	19,144	16,881	13,685	61,338	59,983
Technical Materials	9,958	11,042	9,277	42,615	45,353
All Other	—	—	—	—	79
Total	$157,221	$151,304	$148,069	$609,091	$615,561

The cost of gold, silver, platinum, palladium and copper is passed through to customers and therefore the trends and comparisons of sales are affected by movements in the market price of these metals. Internally, management reviews sales on value-added basis. Value-added sales is a non-GAAP measure that deducts the value of the pass-through metals sold from sales. Value-added sales allows management to assess the impact of differences in sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs and their costs are not deducted from sales to calculate value-added sales.

The Company's pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company's results from operations and value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company's intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation
Reconciliation of Non-GAAP Measure - Profitability
(Unaudited)

	Fourth	Fourth	Full Year	Full Year
(In thousands except per share amounts)	Quarter 2013	Quarter 2012	2013	2012
GAAP as Reported
Sales	$286,138	$303,759	$1,166,882	$1,273,078
Gross Margin	49,164	43,972	187,978	198,783
Operating Profit	5,420	1,058	26,831	36,776
Net Income	3,775	2,503	19,707	24,664
EPS - Diluted	$0.18	$0.12	$0.94	$1.19

Facility closure and product line rationalization costs
Cost of Goods Sold	1,299	—	1,299	—
Selling General and Administrative	2,260	—	2,260	—
Other-net	1,373	—	1,373	—
Total Special Items	$4,932	$—	$4,932	$—
Special Items - net of tax	$3,354	$—	$3,354	$—

Non-GAAP Measures - Adjusted Profitability
Value-Added Sales	$157,221	$151,304	$609,091	$615,561
Gross Margin	50,463	43,972	189,277	198,783
Operating Profit	10,352	1,058	31,763	36,776
Net Income	7,129	2,503	23,061	24,664
EPS - Diluted	$0.34	$0.12	$1.10	$1.19

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including gross margin, operating profit, net income and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation, we have adjusted out the cost impact of the plant consolidation and product line rationalization efforts in the fourth quarter 2013 from the applicable GAAP measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities.

We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Attachment 6
Materion Corporation
Quarterly Restatement of Earnings - Second and Third Quarters of 2013
(Unaudited)

(In thousands except per share amounts)
	Second Quarter	Second Quarter	Third Quarter	Third Quarter
As Reported	2013	2013 YTD	2013	2013 YTD
Materion Corporation Consolidated
Sales	$306,141	$605,310	$275,434	$880,744
Gross margin	52,821	101,160	45,137	146,297
Operating profit	13,390	22,912	5,982	28,894
Net income	8,909	15,694	5,123	20,817
EPS - Diluted	$0.43	$0.75	$0.24	$1.00

Advanced Material Technologies Segment
Sales	$196,011	$389,864	$176,294	$566,158
Operating profit	4,543	7,894	4,800	12,694

	Second Quarter	Second Quarter	Third Quarter	Third Quarter
Restated	2013	2013 YTD	2013	2013 YTD
Materion Corporation Consolidated
Sales	$306,141	$605,310	$275,434	$880,744
Gross margin	45,992	94,331	44,483	138,814
Operating profit	6,561	16,083	5,328	21,411
Net income	4,155	10,940	4,992	15,932
EPS - Diluted	$0.20	$0.52	$0.24	$0.76

Advanced Material Technologies Segment
Sales	$196,011	$389,864	$176,294	$566,158
Operating profit (loss)	(2,286)	1,065	4,146	5,211

Because the company is still in the process of reviewing the impact of this error, these amounts are estimates and are subject to potential revision as the Company continues its review.